September 27, 1995



Pacific International Services Corp.
1600 Kapiolani Blvd.
Suite 825
Honolulu, HI  96814

                               LETTER OF AGREEMENT


This Letter of Agreement sets forth the terms and conditions of our employment to solicit proxies for your upcoming Special Meeting.

(a) The services we will perform on your behalf will include the solicitation of proxies from (1) brokers, banks, and other institutional holders, and
     (2) non-objecting beneficial owners ("NOBO's") and individual holders of record.

(b) For our services, you will pay us a fee of $6,000, of which one half is payable in advance per the enclosed invoice and the balance at the completion of the solicitation. You will also pay us a fee of $5.00 per call to individual shareholders and NOBO's, which fee will include all telephone charges.

(c) In connection with our performance of services under this agreement you agree to reimburse us, or pay directly, or, where requested by us in special situations (such as proxy contests), advance sufficient funds to us for payment of the following costs and expenses:

     --expenses incidental to the solicitation, including preparation and mailing of the notice and inquiry under Rule 14a-13 of the Securities Exchange Act of 1934 and postage and freight charges we incur in delivering material;

     --expenses we incur in working with your agents or other parties involved in the solicitation, including data processing charges, charges for facsimile transmissions, and charges of couriers for delivery of proxies to your tabulation;

     --expenses we incur at your request or for your convenience, including printing additional and/or supplemental material, copying, electronic transmissions and travel expenses of our executives;

     --fees and expenses authorized by you resulting from extraordinary contingencies during the solicitation, including advertising, media relations, stock watch and analytical services.

(d) If requested, we will check, itemize and pay, on your behalf, from funds provided by you, the charges of brokers and banks for forwarding proxy soliciting material to beneficial owners and requesting voting instructions, including the cost of cables, telegrams, and telephone calls when necessary. To ensure that we have sufficient funds in your account to pay these bills promptly, you agree to provide us, at the time we complete the initial delivery of this proxy material, with a preliminary payment equal to 75% of the anticipated broker and bank charges for distributing this material. For this service, you will pay us five dollars and fifty cents ($5.50) for each broker and bank invoice paid by us. If you prefer to pay these bills directly, please strike out and initial this clause before returning the Agreement to us.

(e) In addition to the services covered by this Agreement, you may from time to time request that we provide you with consulting, reports or other services. We agree, subject to the availability of personnel, to provide such consulting, reports, or services at our then-current rates. Our agreement to provide these services does not constitute a commitment from Georgeson beyond the term of the Agreement.

(f) You represent to us that you will comply with, and we represent to you that we will comply with, applicable requirements of law relating to the solicitation of proxies for such meeting.

(g) Pacific International Services Corp. agrees to indemnify and hold Georgeson harmless against any loss, damage, expense (including, without limitation, legal and other related fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence or misconduct). At its election, Pacific International Services Corp. may assume the defense of any such action. Georgeson hereby agrees to advise Pacific International Services Corp. of any such liability or claim promptly after receipt of any notice thereof. This indemnification contained in this paragraph will survive the term of the Agreement.

(h) Georgeson agrees to preserve the confidentiality of all non-public information provided by Pacific International Services Corp. or its agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.

If the above is agreed to you, please sign and return the enclosed duplicate of this Agreement.

ACCEPTED:                         Sincerely,

PACIFIC INTERNATIONAL
SERVICES CORP.                    GEORGESON & COMPANY INC.

By: /s/ Alan M. Robin             By:   /s/ Allan Miller
Title: Chairman, CEO and          Title:
           President